Exhibit 99.1

Contact:

BSQUARE Corporation Scott Mahan, CFO

(425) 519-5900

investorrelations@bsquare.com

BSQUARE Acquires Embedded Assets of Vibren Technologies

BSQUARE Gains Access to New Embedded Technology and Customers

Company Also Schedules Second Quarter Earnings Conference Call

BELLEVUE, WA, July 6, 2005 – BSQUARE Corporation (Nasdaq: BSQR), a leading provider of smart device solutions, today announced that it acquired the embedded assets of Vibren Technologies, Inc., a wholly-owned subsidiary of NEC System Technologies of Japan and NEC Solutions America.  The acquisition closed on June 30, 2005.

BSQUARE acquired software products, customer relationships that include new groups at Intel, Texas Instruments and Microsoft, ongoing product royalty streams and new marketing channels.  BSQUARE has also retained eight expert sales and engineering personnel in Vibren’s Akron, Ohio facility.

New products acquired by BSQUARE include:

•                  SchemaBSP, a tool for porting Microsoft Windows CE to ARM-based embedded devices.  Customers using SchemaBSP can quickly create Windows CE Board Support Packages (BSP), speeding their products to market;

•                  ATOMS, a tool used to rapidly create and deploy custom user interfaces on Windows CE-based smart devices.  ATOMS allows developers to create user interfaces for their devices using widely available HTML and Macromedia Flash development tools.  This significantly reduces the complexity of development compared to the standard method of creating user interfaces using the C++ programming language; and

•                  DevKit Integrated Development Platform (IDP), an Intel® XScale™ PXA255-based reference platform for Windows and Linux embedded designs.  Using DevKitIDP, developers are able to simultaneously develop their hardware and software starting from a proven reference platform thereby reducing development time and costs.  DevKitIDP has been selected by Intel as the standard PXA255 Development Platform for new PXA255 designs.

“This acquisition fits our mission of accelerating our customer’s time to market and improving the quality of their devices by providing us access to new products and capabilities,” said Brian Crowley

Chief Executive Officer of BSQUARE.  “The products we are acquiring and the people we are retaining complement the reference design initiatives we already have underway and add additional embeddable software components that we can offer our customers immediately.  We have already begun selling the acquired products through BSQUARE’s existing sales force and intend to incorporate parts of the acquired technology into our next-generation reference design offerings.”

Vibren Technologies is widely regarded as a premier provider of embedded engineering products and services and is a Microsoft gold-level Windows Embedded Partner, a Microsoft Windows Mobile MPAC member, Intel PCA Developer Network Charter member and a member of the Texas Instruments OMAP Technology Center.  Subsequent to this acquisition, Vibren no longer intends to serve the embedded systems marketplace.

“This acquisition works not only because Vibren’s embedded products and people are on target with BSQUARE’s go-forward plans, but also because Vibren’s embedded customer base is right in line with our own,” said Crowley.  “Not only are we gaining access to new customers, but we are also gaining access to new divisions within existing customers and new opportunities to market BSQUARE’s existing products and services.”

Under terms of the agreement, BSQUARE paid Vibren Technologies $500,000 at closing and assumed certain liabilities and obligations.

Q2 Conference Call

Management will host a conference call on Thursday, August 11, 2005, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss the company’s second quarter financial results.  Management also plans to discuss the aforementioned asset acquisition in more detail on that call.  To access the call, please dial 800-218-0713 or 303-262-2140 and reference “BSQUARE” or conference 11033698.  A replay will be available for one week following the call by dialing 800-405-2236 or 303-590-3000; reference conference ID 11033698.  A live and replay webcast of the call will be available at www.BSQUARE.com in the investor relations section.

About BSQUARE

BSQUARE is a solution provider to the global embedded device community.  Committed to delivering quality, lowering project risk and time to market, our teams collaborate with smart device makers at any stage in their device development.  Our solution portfolio includes software and hardware development, systems integration services, reference designs, board support packages, middleware, and applications.  As a full service provider, device makers can also license best-in-class software products and operating systems.  Since 1994, BSQUARE has completed hundreds of successful projects and has become a trusted partner to smart device makers worldwide.

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

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This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2004 in the section entitled “Business-Factors That Could Affect Future Results” and in our subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.